EXHIBIT 10.8


                                Revised Proposal
                                       to
                              Sigma Elektroteknisk
                                      for
                                    Phase 1
                Detail Design and Procurement of Prototype Parts
                  Of the Sigma MCHP Stirling engine Lower end

Proposal: F0208
Archive: C01-0200
Date: 16 February 2001
Client Confidential

Approval: By: /s/   Peter Brown
-------------------------------
                    Peter Brown           Tel: 734-397-666
                    Vice President        Fax: 734-397-6677
                    Powertrain Projects   Email pbrown@ricardo-us/com

Technical Contact:  Bill Brogdon          Tel: 630-789-0033x233
                    Design Manager        Fax:    630-789-0127
                                          Email:    jbrogdon@ricardo-us/com

Commercial Contact: Doug Sinclair         Tel: 734-397-6666
                    Director, Business    Fax:   734-397-6677
                    Develpment            Email   dsinclair@ricardo-us.com

Client Contact:     Svein Hestevik        Tel: 01147 64982412
                    Chief Executive       Fax:   01147 64982401
                    Officer               Email   svein@sigma-el.com

1.  INTRODUCTION

Ricardo has performed an initial conceptual feasibility study (Phase 0) of the Sigma PCP Stirling Energy Convener. The Ricardo work verifies that the Sigma original concept can be developed to meet the technical and commercial requirements of the Sigma Functional Specification. The Sigma concept has been refined by Ricardo and will be developed into a design in Phase 1 of the program. Ricardo recommends that Sigma continue the design and development of the. PCP lower end through Phase 1 as the next step towards production release.

Sigma has an aggressive plan for the commercialization of the PCP. To meet this plan, Ricardo proposes a three-phase program as follows: E

o  Detail design and procurement of prototype parts (Phase 1)

o  Prototype development (Phase 2)

o  Production release (Phase 3)

(GRAPH OMITTED)

This proposal is for Phase 1, prototype design and parts procurement.

The fixed price and budgetary costs for Phase 1 totals $1, 657,000 (see section a)

2. OBJECTIVES

To provide

o Delivery of 30 prototype engines to support the 2001 / 2002 seasonal field-tests

o A safety conscious prototype design that is capable of being developed to achieve the Sigma functional specification

o  Technology transfer to Sigma

3. DELIVERABLES

o 30 assembled prototype engine sets of lower end hardware to Sigma for field-testing

o Transfer of technology to Sigma through the following
       - Resident engineer located at Ricardo throughout Phase 1
       - Technical training
       - Detailed reports and engineering calculations
       - Software developed for the project and identification of other software used

o A safety conscious detailed design of the lower end of a Stirling engine based on Ricardo's F003a Phase 0 concepts including
      - Prototype  drawings for each component in the Bill of Materials
      - Specifications
      - Electronic models in ProE 2000i2 format

o Support for Kockums (or Sigma's selected supplier) In engineering a lower cost Stirling cooler and a written report on cooler design concepts

o A report (with an emphasis on safety and regulatory compliance) detailing engineering analysis methods, identification of computer software used, and results on the following engine components or systems:

      - Crankcase and bottom cover pressure vessel structure
      - Crankshaft structure
      - Power and displacer piston cross head structure
      - Power and displacer piston cross head sliding  bearing  life
      - Power and  displacer  piston connecting rod structure
      - Displacer  piston rod structure
      - Crankshaft torsional  vibrations
      - Engine  main,  connecting  rod and  wrist  pin bearing life
      - Updated  component  and assembly  FMEA report

o A report  detailing manufacturing  considerations for the engine
      - Detailed  manufacturing cost book to support the Sigma business plan
      - Cost estimates from approved  manufacturing partners
      - Initial production strategy including in-process and end function test plan
      - Production torque strategy

The drawings and specifications provided will be of sufficient quality that the prototype engine can be manufactured independently of further Ricardo engineering input. The prototype design represented In the drawings will require validation and normal development testing in Phase 2 of the project.

As with Phase 0, close liaison will he maintained between Sigma and Ricardo throughout the project by telephone, fax, videoconference, and E-mail as appropriate. In addition, Ricardo will make regular reports to Sigma on the program status based on the following schedule:

      o Phase 7 kickoff meeting and further technical exchange. This meeting is planned for Sigma's facility in Norway
      o  Weekly phone meeting minutes
      o  Monthly project status report

4. PRICE

The fixed price for the Phase 1 scope of work as defined in section 6 is 51,087,000,

The price has been broken down into the following divisions according to the scope of work, The items in the breakdown are interdependent and one item can not be deleted without changing the price of others.

        o  Engine Lower End Detail Design                            $ 500,600
        o  Stirling Cooler design Support                            $  15,900
        o  Engineering Analysis                                      $ 321,300
        o  Manufacturing Technology                                  $  88,400
        o  Procure 30 engine lower end sets (labor only)             $  70,800
        o  Technology transfer (separate office not included,
            see below)                                               $  90,000
                                   Total (fixed price)              $1,087,000

        o  Budgetary price for construction of a separate project
           office for Sigma (costs plus 8% to be billed to Sigma)    $  20.000
        o  Budgetary price for the cost 30 lower end engine sets
           (costs plus 8(degree)7o to be billed to Sigma)            $ 450,000
        o  Budgetary price for international travel (costs plus 8%
           to be billed to Sigma, approval by Sigma prior to foreign
           travel is required)                                       $  30,000
        o  Budgetary price for Phase 1 bearing development           $  70,000

                                                 Total (Budgetary)   $ 570.000

                                   Total (Fixed Price + Budgetary)  $1,657.000

6. SCHEDULE

The detailed Gantt chart for the project is given at the end of this proposal (Home Run timing as detailed in November 15 00 meeting at Sigma). The major project milestones are,

     Project start                                5 February 2001      (Week 1)
     Regulatory data required                     5 March              (Week 5)
     Generator & Stirling interface required     16 March              (Week 6)
     Release of long lead items                   3 May                (Week 13)
     Risk release of other components             4 June               (Week 18)
     RP Engine lower end assembly (3 sets)       16 July               (Week 24)
     RP Engine running (3 sets) (Sigma)          20 September          (Week 33)
     RP delivery to partner (3 sets) (Sigma)      1 October            (Week 35)
     Prototype castings                          30 July               (Week 26)
     Finish assembly of lower end (27 sets)      29 November           (Week 43)
     Finish BIPO (27 sets) (Sigma)               14 December 2001      (Week 45)

6. SCOPE OF WORK

Engine Lower End Detail Design

The Phase 0 concept design provides a strong basis for meeting the requirements of Sigma's functional specification. The concept design will be developed to further improve the engine lower end height, length, weight, durability, and manufacturability.

The very short schedule for production of prototype parts requires a compressed design schedule and early (risk) release of models and drawings for long lead time components. The design process will consist of several tasks. These will be:

     o Phase 0 model refinement
     o Incorporation of cross head bearing development testing and latest design information
     o Incorporation  of analysis and FMEA results in the design
     o Release  of  electronic  models or  specifications  for long  lead  items
     o Preparation of detailed drawings
     o Checking of detail drawings and assembly fits and clearances
     o Support for prototype procurement
     o Assembly support.

Phase 0 model refinement
------------------------
The models of the engine lower end components from Phase 0 will be examined for further weight and cost reduction and prepared for analysis by FE or classical methods. The engine rolling element bearings will be further analyzed with a view to increasing life and service interval. Design studies will be made of the interaction of the various component to provide a more nearly optimum blend of weight. size, cost and durability. Assembly and clearance considerations will be a part of this work.

The crankcase section thickness will be refined based on a study of the regulatory codes to be supplied by Sigma, This refinement to the models Is in preparation for Finite Element Analysis of the crankcase and bottom cover. The connections for the electrical generator and the helium fill valve will be engineered.

Further engine balance calculations and methods for reduction of engine transmitted vibration such as engine mounts and vibration reduction mechanisms will be a part of the design refinement task. The results of this work will be incorporated Into the design of the various components.

Definition of the Interface to the upper end of the engine will be a part of this refinement task. This will be in conjunction with Sigma and Kockum's (or Sigma's selected supplier).

The refinement phase will also involve the Ricardo cross-functional team of Design, Analysis, Test and Manufacturing engineers in regular reviews of the design, These reviews by the cross functional team and their contributions to the FMEA are expected to drive the design in the direction of lower cost, longer life, better NVH, lower weight, smaller size and a shortened development period.

Incorporation  of cross  head  bearing  development  testing  or  latest  design
--------------------------------------------------------------------------------
information
-----------
The crosshead sliding bearings are the critical design feature of this unlubricated engine. A large bearing area tends to provide a longer service life at the expense of increased size. weight. vibration, and cost. The results of further discussions with DuPont and similar suppliers as well as development testing results will be used to design the bearings for adequate life with reduced size, weight, vibration and cost.

Incorporation of analysis results in the design
-----------------------------------------------
The results of engineering analysis as described in other parts of this proposal will be incorporated into the design of the components. Of particular importance will be the crankcase FE analysis. The results of the FE of the refined model will be used to guide a redesign of the crankcase. The revised crankcase will also be analyzed to confirm that regulatory requirements will be met when the engine is tested. An analysis of the final prototype design will be presented. Updates to the FMEA started in Phase 0 will be made by the cross functional team and the results of the FMEA incorporated in the design.

Release of electronic models or specifications for long lead items
------------------------------------------------------------------
Electronic models of the long lead time items such as the crankcase. bottom cover, and cross heads will be risk released before completion of the detail design in order to meet the prototype manufacturing schedule. The risk associated with this approach is that some components may need to be reworked or remade to be functional.

Preparation of detailed drawings
--------------------------------
Detailed drawings will be produced for each of the designed components with appropriate tolerances and specifications. The drawings will be numbered in accordance with a Sigma and Ocean Power supplied system.

Checking of detail drawings and assembly, fits and clearances
-------------------------------------------------------------
The fits and clearances of engine components In the engine assembly will be checked from the dimensions given on the detail drawings. This step is to insure appropriate component fits. This checking process is best performed before release of detailed drawings but the manufacturing schedule may call for risk release of components, Risk released components will be checked as soon as feasible.

Support for prototype procurement and assembly
----------------------------------------------
During the prototype procurement phase there will be requests from the parts manufacturers for material changes, minor design changes, clarifications, acceptance of non-conforming parts, assembly information and information on the detail design. This task is to support those manufacturing requests.

Bill of Materials
-----------------
The following are the major engine lower end components. A detailed Bill of Materials is included in the Phase 0 report.

     o  Crankcase & bearing cap
     o  Bottom cover
     o  Rolling element bearings
     o  Crankshaft

     o  Power piston crosshead 8 pin including sliding bearing
     o  Displacer piston crosshead & pin including sliding bearing
     o  Cross head guide plate and fasteners
     o  Crankshaft
     o  Diplacer connecting rod
     o  Power piston connecting rods
     o  Power cylinder
     o  Power piston
     o  Displacer piston lower end (not including SS cylinder & dome)
     o  Flywheel
     o  Engine vibration  reduction  mechanism
     o  Cross head sleeve
     o  Displacer cross head to piston rod
     o  0 rings
     o  Fasteners

Stirling Cooler Design Support

A senior Ricardo Design Engineer will work with Sigma and their chosen suppliers to engineer the cooler design for lower cost.

Engineering Analysis

Crankcase
---------
A high-cycle fatigue analysis will be performed on the structure where the mean and alternating stresses at all points in the structure are predicted. This analysis will consider the effects of assembly loads, varying gas pressure. and the reciprocating forces in the cranktrain. Goodman fatigue calculations will then be performed on the structure to ensure sufficient cover against high-cycle fatigue failures.

Additionally, the integrity of the crankcase joints will be assessed to reduce the risk of leaks. A finite element analysis of the assembled crankcase will be performed to determine the contact pressure distribution between the upper and lower crankcase halves and between the upper crankcase and the top flange. In addition to the assembly loads induced by the bolts, the analysis will consider how the joints will behave when subjected to fluctuating gas pressure and cranktrain inertia loads. This analysis will demonstrate that the sealing pressures at the joints sufficiently meet pressure vessel standards as defined by Sigma.

Power Piston and Cross-head Assembly
------------------------------------
Stress and deformation in this structure will be predicted by finite element analysis for the conditions of maximum differential pressure across the piston. The analysis will also consider the effects of reciprocating forces and thrust forces so that all significant loading conditions are identified and analyzed, Goodman fatigue calculations will then be performed on the structure to ensure sufficient cover against high-cycle fatigue failures.

Displacer Piston and Cross-head Assembly
----------------------------------------
The analysis for this component will be similar to that proposed for the power piston. However, as there will be a large temperature difference across the displacer, the effects of thermal distortion and stress will also be considered. Goodman fatigue calculations will then be performed on the structure to ensure sufficient cover against high-cycle fatigue failures.

Power and Displacer Crosshead Pins
----------------------------------
Nigh pin bending deflection can cause edge-loading problems at the small end bearings and cross-head bearings. Excessive ovalizing deflection can lead to pin boss cracking in the crosshead. Large altenating stresses in the pin can lead to high cycle fatigue failure. Classical calculations of pin bending, pin ovalization. and pin stress will be performed to help ensure durability of the pin and associated bearings.

Power and Displacer Connecting Rods
-----------------------------------
A set of classical calculations will be performed to guide design of the connecting rods. Cover factors against high cycle fatigue will be calculated for critical locations on both the power and displacer connecting rods. The proportions of the connecting rods will be adjusted as appropriate either to reduce weight and cost or to increase the margin against fatigue failure.

The cover factor against buckling will be calculated for both connecting rod shanks as well as the displaces piston rod. The proportions of these components will be refined to strike a favorable balance between weight and design margin.

In addition to the classical analyses used to develop the connecting rod designs, a detailed finite element analysis will be performed to confirm that the designs have acceptable cover factors against high-cycle fatigue failures.

Roller Bearings
---------------
Predicted life calculations will be performed for all of the rolling element bearings associated with the cranktrain assembly. Although bearing life calculations have been performed in support of the current (phase 0) design, the life calculations, must be revisited as the design of other cranktrain components is revised in an effort to minimize the weight and cost of the assembly.

Crankshaft
----------
The crankshaft design will be developed by application of torsional vibration analysis and classical stress calculations. The torsional vibration of the crankshaft system will be calculated as a means of accurately determining the maximum torque loading in the crankshaft. This maximum torque loading will then be combined with bending loads due to inertia and cylinder pressure forces to determine the high cycle fatigue cover factors at critical locations on the crankshaft geometry. The crankshaft proportions will be adjusted according to the aim of minimizing weight and cost while maintaining sufficient design margin and accommodating various other design features such as the selected roller bearings.

Due to the support configuration of the generator rotor, a calculation of critical speed for crankshaft whirl will be performed, Shaft whirl vibration is a concern that arises when a relatively large mass is supported on a rotating shaft with relatively low bending stiffness or when a shaft is required to rotate at very high speed. Although the rotational speed requirement is not great in this case. the crankshaft is required to support the generator rotor in a cantilever or overhung configuration. Hence, confirmation of the crankshaft critical speed for whirl vibration is necessary.

In addition to the classical analysis used to develop the crankshaft design. a detailed finite element analysis will be performed to confirm that all fillets have acceptable cover factors against high-cycle fatigue failures.

Engine Fasteners
----------------
The engine fasteners including the bottom cover bolts, main bearing cap bolts, and the bolts at the interface to the upper end of the engine will be designed and analyzed for Ricardo standard fatigue cover factors or the cover factors specified in the regulatory requirements.

Manufacturing Technology

During this phase of the program Ricardo Manufacturing Technology specialists will support the design and development activities. This will include but not be limited to the following

    o  Support concept design development through manufacturing and cost studies
    o Develop the Phase 0 concept design cost study into a manufacturing cost book including the various production volumes
    o Contact approved potential component manufacturing partners for cost estimates
    o  Prepare  initial  manufacturing  strategy
    o  Support design and process FMEA
    o  Prepare an initial production and end function test plan
    o  Develop production torque strategy

Ricardo Manufacturing Technology engineers will support regular project meetings and design reviews. They will work with design and development engineers in a cross-functional team to provide a suitable design to complete field-testing and progress into Phase 2 of the program.

Technology Transfer

Ricardo will work with one Sigma representative on site at Ricardo to involve the representative in the design and analysis process being performed. A physically separate project office will be constructed in Ricardo's Chicago office to maintain the confidentiality of Ricardo work for other clients. The core Sigma project team and the Sigma representative will have desk space in this project office. A computer and software training material used by Ricardo in the particular design and analysis work being performed for Sigma will be provided. All software used for design and analysis will be identified, The representative may participate in all Ricardo technical and project discussions, Ricardo will explain the design as it evolves. The representative will be invited to participate in design and analysis to the extent of their ability. It is expected that Sigma will rotate representatives at Ricardo, Ricardo will provide office space and a computer with access to Email and Sigma electronic design files. Sigma will be responsible for living expenses, any insurance requirements and visa compliance.

Procure 30 (Thirty) Engine Lower End Sets

Ricardo will procure 30 engine lower end sets of hardware, assemble and ship by air to Sigma. This proposal provides for Ricardo's labor in the procurement of the parts and for their assembly into engine sets. The cost of the parts, taxes, customs fees, shipping and any other costs incurred (plus a percentage to cover Ricardo costs as given in the Price section of this proposal) are to be paid by Sigma in addition to the fixed price Phase 1 scope of work. The estimated cost for the components is also given in the Price section of this proposal.

The first four crankcases may be built by rapid prototype methods, the remaining crankcases will be made using conventional casting tooling. The rapid program schedule will require flexibility in choice of materials, manufacturing methods and design features. Requests for deviations from the design drawings will be processed according to Ricardo standard procedures (Project Variation Request
(PVR)), which require approval of the Design Department for each deviation. Sigma will be consulted on significant deviations and will be provided with all approved deviation request documents. Also because of the rapid schedule. parts will be procured to drawings released by design before all final checking is completed (risk released drawings). This risk release method significantly reduces the time to procure the parts but it also increases the risk that parts will require modification or re-making in order to provide a functional machine. The cost estimate for parts given in the Price section includes a 10% contingency to provide for some level of part re-work. (Note that the cost given is an estimate and that costs incurred Including rework costs are to be paid by Sigma) An additional 70 engine lower end assemblies can be produced from the tooling. The cost of the additional components and assembly is not included in this proposal.

Tooling and component cost estimates for budgetary purposes of the individual procurement items will be supplied in a separate document to follow this proposal.

7. ASSUMPTIONS

o The development testing is not included in this proposal Ricardo will provide a separate proposal for a test program for the cross head bearing and solid lubrication rolling element bearings. This work will prove the details of surface finish and solid lubricant durability needed for more durable field test engines
o There are a number of regulatory codes, which could govern the pressure vessel, and other aspects of the engine lower end design. Sigma will identify the specific codes, including resolution of which items of the code apply, and supply these to Ricardo within four working weeks of the project initiation. In the event that the code requirements are not provided. Sigma can provide additional project scope to Ricardo to identify appropriate specifications that will be the agreed design analysis criteria
o Sigma will define the details of the interface between the engine lower and upper ends within six working weeks of the project Initiation. Ricardo will cooperate with Sigma in resolution of the detailed interface. Sigma will define the details of the electrical and mechanical interface to the generator within six working weeks of the project initiation
o Support for engineering of the Stirling cooler will be limited to 80 hours of senior engineering time
o  Within 4 weeks of project initiation sigma will provide to Ricardo

o The results of the Kockums Stirling engine cycle analysis or provide similar engine pressure and temperature design data
o Electronic models and/or drawings of the engine upper end suitable for providing an interface for an FE analysis of the engine lower end o
o Sigma will provide to Ricardo timely updates on the results of their development testing.
o  Sigma will supply the part numbering requirements far the detail drawings
o The engine Bill of Materials will be kept in Excel format. Sigma will supply any special requirements for the format of the BOM, otherwise, the format will be Ricardo standard
o For Engineering Analysis all material will be assumed to behave in a linear-elastic manner. Any anticipated plasticity will be accounted for in the results post-processing using equivalent strain-energy assumptions
o The Engineering Analysis Is not intended to replace any safety testing required by regulatory bodies. The purpose is to insure that the design provided to Sigma when built and operated to specification will be capable of meeting the safety testing requirements. Rotor and stator components for the engine assemblies will be supplied by Sigma in time to support engine assembly
o Sigma confirm the mature production volumes at the start of the phase to enable Ricardo to establish a manufacturing cost book for the chosen concept design
o Sigma will approve the potential manufacturing partners to allow component sourcing estimates to be completed
o Sigma will provide Ricardo with the necessary information to support the development of the preliminary manufacturing strategy
o Sigma will assign a point of contact for Ricardo to develop the manufacturing strategy
o No international travel costs are included in this fixed price quotation for any visits by Ricardo staff to Sigma. Travel, accommodation and subsistence expenses of Ricardo engineers visiting Sigma will be billed at actual cost plus an 8% handling charge. It is estimated that travel expenses will range between $20.000 - $40,000 depending on the number of visits, timing and duration of each visit, and the number of engineers making the visits, (Engineering time for these visits are included in the fixed price Phase 1 scope of work)
o The lower end procurement costs will be billed to Sigma at actual cost plus an 8% handling charge
o  The following terminology and assumptions will be used throughout the program

     PCP          Personal Combustion powerplant = Sigma engine
     Package      End product (Micro CHP System) featuring the PCP as the Key
                  Component (energy converter
     Generation 1 PCP unit based on the 1-125B design
     Generation 2 Production intent PCP (Ricardo involvement)
     Package 1    Prototype MCHP end product engineered with Generation 1 PCP to be tested with generation 2 PCP
     Package 2    Production intent package with generation 2 PCP
     OEM          Original Equipment Manufacturer
     EC           Energy Company
     MCHP         Micro combined Heat and Power
     Program      Activities outlined in the sigma Master Plan
     Project      Interim phase of the program

     M1          Sigma  delivery  of  Generation  1 PCPs to OEMs
     M2          OEMs  delivery  of Package  1 to ECs
     MG2         Sigma  delivery  of  Generation  2 PCP to OEMs
     M3          Design  Freeze  for  Generation  2 PCP
     M4          Start  of  Production  (SOP) Generation 2 PCP

8. PROGRAM MANAGEMENT

Ricardo will adhere to the IS09000 quality procedures for project management and execution.

The existing Ricardo cross-functional team will continue to be the core of the project team. Additional technical specialists to ensure the technical and commercial success of the project will strengthen the team. A proposed project organization chart is included. This chart shows the principle participants in the project. Each of these participants will contribute substantially to the program although each may not devote full time to the project. They will be supported by various other Ricardo personnel in a matrix type organization. After the project start a contact list including phone numbers, fax, email address and functional specialty for each member of the Ricardo team will be provided.

A Ricardo Chief Engineer will lead the project supported by a dedicated project manager. The Ricardo Chief Engineer will be the main point of contact at Ricardo. Ricardo will follow standard project management practices to co-ordinate activities, track the project schedule. ensure timely delivery of requirements and provide regular project updates to Sigma.

[GRAPHIC OMITTED]

9. TERMS AND CONDITIONS

The price quoted labor is firm and fixed. is valid for 90 days from the date of issuance and assumes work commences before the offer period expires. Procurement cost will be passed through with an 8% handling charge and is in addition to the fixed price.

Invoices for engineering labor according to the Phase 1 scope of work will be submitted monthly according to the value of work completed during the preceding month up to the price of the project. Procurement invoices will be submitted when accumulated cost equals $100,000. Payment terms are 30 days not.

Purchase order or a letter of intent to issue a purchase order Is required for project start.

All data and design information provided by. SIGMA ELEKTROTEKNISK would be treated as confidential by Ricardo unless specifically designated otherwise by SIGMA ELEKTROTEKNISK.

Any equipment supplied by SIGMA ELEKTROTEKNISK would remain the property or SIGMA ELECKTROTEKNISK and be disposed of on completion of the project as directed by SIGMA ELEKTROTEKNISK. Any costs Incurred by the disposal would be additional to the quotation.

Any tooling, components or equipment purchased on behalf of SIGMA ELEKTROTEKNISK would remain the property of SIGMA ELEKTROTEKNISK and be disposed of on completion of the project as directed by SIGMA ELEKTROTEKNISK. Any costs incurred by the disposal would be additional to the quotation.

If delays occur in the project as a result of delays in the provision by SIGMA ELEKTROTEKNISK to Ricardo of information and/or ,equipment, or as a result of inadequate quality of this information and/or equipment, the parties would discuss and agree on any required changes to the scope of work. time scale and, if necessary. price.

Any variations to the scope of work would only be made after mutual agreement in writing. The parties would, at the same time, discuss and agree to any required changes to the time scale and, if necessary, price.

If a decision were made to suspend or terminate the project, Ricardo would invoice SIGMA ELEKTROTEKNISK for work completed to that date plus all reasonable costs associated with bringing the project to suspension or termination.